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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                               ------------------

                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILE PURSUANT
            TO RULES 13D-1 (B) (C), AND (D) AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)





                                   JACADA LTD.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                       Ordinary Shares, NIS 0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    M6184R101
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                November 7, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                      [ ]  Rule 13d-1(b)
                      [X]  Rule 13d-1(c)
                      [ ]  Rule 13d-1(d)


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        CUSIP NO. : M6184R101                           13G                            PAGE 2 OF 5 PAGES
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---------- --------------------------------------------------------------------------------------------------------
1.         NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Yossie Hollander
---------- --------------------------------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]

           N/A                                                  (b)  [ ]
---------- --------------------------------------------------------------------------------------------------------
3.         SEC USE ONLY

---------- --------------------------------------------------------------------------------------------------------
4.         CITIZENSHIP OR PLACE OF ORGANIZATION

           Israel
------------------ ----- ------------------------------------------------------------------------------------------
   NUMBERS OF      5.    SOLE VOTING POWER
     SHARES
  BENEFICIALLY           1,311,280
  OWNED BY EACH
REPORTING PERSON
      WITH
------------------ ----- ------------------------------------------------------------------------------------------
                   6.    SHARED VOTING POWER

                         N/A
------------------ ----- ------------------------------------------------------------------------------------------
                   7.    SOLE DISPOSITIVE POWER

                         1,311,280
------------------ ----- ------------------------------------------------------------------------------------------
                   8.    SHARED DISPOSITIVE POWER

                         N/A
---------- --------------------------------------------------------------------------------------------------------
9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,311,280
---------- --------------------------------------------------------------------------------------------------------
10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [X]

---------- --------------------------------------------------------------------------------------------------------
11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           7.1%
---------- --------------------------------------------------------------------------------------------------------
12.        TYPE OF REPORTING PERSON*

           IN
---------- --------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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        CUSIP NO. : M6184R101                           13G                            PAGE 3 OF 5 PAGES
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ITEM 1(A)         NAME OF ISSUER:

                  Jacada Ltd.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  11 Galgalei Haplada St.
                  P.O. Box 12175
                  Herzliya 46722
                  Israel



ITEM 2(A).        NAME OF PERSON FILING:

                  Yossie Hollander

ITEM 1(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  c/o Jacada Ltd.
                  11 Galgalei Haplada St.
                  P.O. Box 12175
                  Herzliya 46722
                  Israel

ITEM 2(C).        CITIZENSHIP:

                  Israel

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                  Ordinary Shares, NIS 0.01 par value

ITEM 2(3).        CUSIP NUMBER:

                  M6184R101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                        N/A
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        CUSIP NO. : M6184R101                           13G                            PAGE 4 OF 5 PAGES
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ITEM 4.           OWNERSHIP


         (One)             Amount beneficially owned:

                  1,311,280 Ordinary Shares.
                  Includes options to purchase 10,000 Ordinary Shares which are exercisable within 60 days of the date hereof. Does not include 302,670 Ordinary Shares owned by Dana Hollander, Yossie Hollander's wife. Yossie Hollander disclaims any beneficial ownership of these shares.

         (Two)             Percent of class:

                  7.1%

         (Three)          Number of shares as to which such person has:

                  (a)     Sole power to vote or to direct the vote : 1,311,280
                  (b)     Shared power to vote or to direct the vote : 0
                  (c) Sole power to dispose or to direct the disposition of: 1,311,280
                  (d) Shared power to dispose or to direct the disposition of: 0


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         N/A

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

         N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

         N/A.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         N/A



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        CUSIP NO. : M6184R101                           13G                            PAGE 5 OF 5 PAGES
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ITEM 10.          CERTIFICATIONS.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                            Date : November 15, 2001


                                                  /s/ Yossie Hollander
                                            ----------------------------------
                                                       Yossie Hollander